EXHIBIT 99.1

FOR IMMEDIATE RELEASE

November 7, 2022

THE EASTERN COMPANY REPORTS ANOTHER RECORD SETTING QUARTER
THIRD QUARTER 2022 NET SALES FROM CONTINUING OPERATIONS GREW 12% OVER PRIOR-YEAR PERIOD

EARNINGS PER SHARE FROM CONTINUING OPERATIONS GREW 18% OVER PRIOR-YEAR PERIOD

•	Net sales from continuing operations grew to a new record of $71.6 million in the third quarter of 2022, an increase of 12% compared to net sales from continuing operations in the third quarter of 2021. Orders remained strong and the backlog at the end of the quarter increased to $85.7 million compared to $83.1 million in the prior year quarter.

•	Earnings per diluted share from continuing operations for the third quarter of 2022 were $0.72, compared to $0.61 for the third quarter of 2021. The change in earnings was primarily the result of an increase in sales volumes.

•	Balance sheet continues to remain solid with a strong current ratio of 2.9x for the third quarter of 2022, compared to 2.7x for the third quarter of 2021. The Company repaid nearly $3 million of debt in the third quarter of 2022 and announced that it repaid an additional $5 million of debt after the end of the quarter.

•	Adjusted EBITDA from continuing operations (a non-GAAP measure) was $7.7 million compared to $7.1 million for the third quarter of 2021.

NAUGATUCK, CT – November 7, 2022 – The Eastern Company (“Eastern” or the “Company”) (NASDAQ:EML), an industrial manufacturer of unique engineered solutions serving commercial transportation, logistics, and other industrial markets, today announced the results of operations for the third fiscal quarter ended October 1, 2022.

President and CEO August Vlak commented, “Net sales from continuing operations for the third quarter of 2022 increased 12% compared to the third quarter of 2021. This is the third time this year that we set a record quarterly sales level for Eastern. We believe this sustained growth demonstrates that our businesses are effectively executing on the very favorable long-term demand trends across our core markets. Strong orders and deliveries of returnable transport packaging at Big 3 Precision account for most of the growth in the quarter, compared to the same period last year. Growth in our transport packaging business is the result of our recent investments in this business and the increase in new vehicle launches by OEMs. According to Bank of America, OEMs expect to launch 245 new models during 2023-26, or an average of 61 per year. This rate of vehicle launches is more than 50% above the average number of models launched per year between model years 2003 and 2022.

“Our backlog at the end of the third quarter of 2022 increased to $85.7 million, up from $83.1 million at the end of the third quarter of 2021. We are encouraged that order volumes remain strong due to increased orders for transport packaging and demand from our commercial vehicle and truck accessories customers.”

Mr. Vlak continued, “Earnings per diluted share from continuing operations for the third quarter of 2022 were $0.72, compared to $0.61 for the third quarter of 2021. This 18% improvement reflects both sales growth and our team’s relentless focus on execution in the face of headwinds resulting from global raw material inflationary pressures, labor shortages, pandemic-related shipping delays, and supply chain constraints, most of which are anticipated to persist in some form throughout the remainder of the year. We remain highly proactive in our efforts to mitigate the effects of these macro-economic challenges, including engaging in close conversations with our suppliers, as well as implementing appropriate pricing actions as needed.”

112 BRIDGE STREET,  P.O. BOX 460,  NAUGATUCK,  CONNECTICUT  06770-0460

PHONE (203) 729 - 2255  *  FAX (203) 723 - 8653  *  WWW.EASTERNCOMPANY.COM

1

Mr. Vlak expanded, “Overall, our balance sheet remains solid. Our liquidity continues to improve, demonstrated by a strong current ratio of 2.9x for the third quarter of 2022. We repaid nearly $3 million of debt and repurchased over 10,000 shares of our common stock in the third quarter of 2022, both of which also reflect on our confidence in our strong liquidity. Moreover, we believe that we are prepared for a rising interest rate environment, with nearly 55% of our term debt locked in at a fixed interest rate of 3.19% through an interest rate swap agreement.”

Mr. Vlak added, “Subsequent to the end of the third quarter we also divested Argo EMS which will further streamline our portfolio of businesses and build scale in our largest businesses. In August of last year, we announced our intent to divest our non-core businesses. With the transaction announced October 18, 2022, we have completed the sale of all non-core businesses."

Mr. Vlak concluded, “We are optimistic about the remainder of this year and our longer-term future. Our team is committed, resilient, and prepared for both the challenges and opportunities that lie ahead.”

Summary of Third Quarter and Nine Months 2022 Results

Net sales in the third quarter of 2022 increased 12% to $71.6 million from $63.9 million for the corresponding period in 2021. Net sales in the first nine months of 2022 also increased 12% to $210.2 million from $186.9 million for the same period in 2021. Net sales of existing products increased 5% in the third quarter of 2022 compared to the corresponding period in 2021. Price increases and new products increased net sales by 7% in the third quarter of 2022 compared to the corresponding period in 2021.

Our gross margins improved in the third quarter of 2022 to 23% versus the first nine months of 2022 at 22% and reflects the price actions we have taken to offset increases in raw material and labor. Cost of products sold increased by $6.4 million, or 13%, in the third quarter of 2022 compared to the corresponding period in 2021. This increase is primarily due to higher sales volume and increases in the cost of materials.

Structural costs, comprised of product development expense as well as selling, general and administrative expenses, increased by $0.7 million, or 7%, in the third quarter of 2022 when compared to the corresponding period in 2021, primarily due to investments in new product development, sales and marketing, higher commissions, and other selling costs. Structural costs increased by $2.5 million, or 8%, in the first nine months of 2022 compared to the same period in 2021.

Net income from continuing operations for the third quarter of 2022 was $4.5 million, or $0.72 per diluted share, compared to net income from continuing operations of $3.8 million, or $0.61 per diluted share, for the comparable period in 2021. Net income from continuing operations for the first nine months of 2022 was $10.9 million, compared to net income from continuing operations of $12.3 million in the first nine months of 2021. For the third quarter of 2022, Adjusted EBITDA from continuing operations (a non-GAAP measure) was $7.7 million compared to $7.1 million for the third quarter of 2021.

Conference Call and Webcast

The Eastern Company will host a conference call to discuss its results for the third quarter of 2022 and other matters on November 8, 2022, at 11:00 AM Eastern Time. Participants can access the conference call by phone at 888-506-0062 (toll-free in US & Canada) or 973-528-0011 (international), using access code 493361. Participants can also join via the web at https://www.webcaster4.com/Webcast/Page/1757/46776

About The Eastern Company

The Eastern Company manages industrial businesses that design, manufacture and sell unique engineered solutions to markets. Eastern’s businesses operate in industries that offer long-term macroeconomic growth opportunities. The Company operates from locations in the U.S., Canada, Mexico, U.K., Taiwan, and China. More information on the Company can be found at www.easterncompany.com.

Safe Harbor for Forward-Looking Statements

Statements in this document that are not based on historical facts are “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements may be identified by the use of forward-looking terminology such as “would,” “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” “plan,” “potential,” “opportunities,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include the scope and duration of the COVID-19 pandemic and economic effects of the COVID-19 pandemic, including supply chain disruptions, cost inflation, rising interest rates, delays in delivery of our products to our customers, impact on demand for our products, reductions in production levels, increased costs, including costs of raw materials, the impact on global economic conditions, the availability, terms, and cost of financing, including borrowings under credit arrangements or agreements. Other factors include, but are not limited to: risks associated with doing business overseas, including fluctuations in exchange rates and the inability to repatriate foreign cash, the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs and the impact of political, economic and social instability; restrictions on operating flexibility imposed by the agreement governing our credit facility; the inability to achieve the savings expected from global sourcing of materials; the impact of higher raw material and component costs (including the impact of supply chain shortages and inflation), particularly steel, plastics, scrap iron, zinc, copper and electronic components; lower-cost competition; our ability to design, introduce and sell new products and related components; market acceptance of our products;  the inability to attain expected benefits from acquisitions or the inability to effectively integrate such acquisitions and achieve expected synergies; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the automotive, construction, aerospace, energy, oil and gas, transportation, electronic, and general industrial markets; costs and liabilities associated with environmental compliance; the impact of climate change or terrorist threats and the possible responses by the U.S. and foreign governments; failure to protect our intellectual property; cyberattacks; materially adverse or unanticipated legal judgments, fines, penalties or settlements, and other risks identified and discussed in Item 1A, Risk Factors, and Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our Annual Report on Form 10-K for the fiscal year ended January 1, 2022, filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2022, and that may be identified from time to time in our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings we make with the SEC. The Company undertakes no obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise, except as required by law.

2

Non-GAAP Financial Measures

The non-GAAP financial measures we provide in this release should be viewed in addition to, and not as an alternative for, results prepared in accordance with U.S. GAAP. A reconciliation of non-GAAP financial measures referenced in this release to the nearest GAAP results is provided with this release.

To supplement the consolidated financial statements prepared in accordance with U.S. GAAP, we have presented Adjusted Net Income from Continuing Operations, Adjusted Earnings Per Diluted Share from Continuing Operations and Adjusted EBITDA from Continuing Operations, which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable U.S. GAAP financial measures, such as net sales, net income, diluted earnings per share, or other measures prescribed by U.S. GAAP, and there are limitations to using non-GAAP financial measures.

Adjusted Net Income from Continuing Operations is defined as net income from continuing operations excluding, when incurred, certain one-time costs arising from the impacts of impairment losses, gains/losses on the sale of subsidiaries, property and facilities, transaction expenses primarily relating to acquisitions and divestitures, factory start-up costs, factory relocation expenses and restructuring costs. Adjusted Net Income from Continuing Operations is a tool that can assist management and investors in comparing our performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our underlying operating performance.

Adjusted Earnings Per Diluted Share from Continuing Operations is defined as earnings per diluted share from continuing operations excluding, when incurred, certain per share one-time costs arising from, for example, the impacts of impairment losses, gains/losses on the sale of subsidiaries, property and facilities, transaction expenses primarily relating to acquisitions and divestitures, factory start-up costs, factory relocation expenses and restructuring costs.  We believe that Adjusted Earnings Per Diluted Share from Continuing Operations provides important comparability of underlying operational results, allowing investors and management to access operating performance on a consistent basis.

Adjusted EBITDA from Continuing Operations is defined as net income from continuing operations before interest expense, provision for income taxes, and depreciation and amortization and excluding, when incurred, the impacts of certain one-time costs arising from impairment losses, gains/losses on sale of subsidiaries, property and facilities, transaction expenses primarily relating to acquisitions and divestitures, factory start-up costs, factory relocation expenses and restructuring expenses.  Adjusted EBITDA from Continuing Operations is a tool that can assist management and investors in comparing our performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our underlying operations.

Management uses such measures to evaluate performance period over period, to analyze the underlying trends in our business, to assess our performance relative to our competitors, and to establish operational goals and forecasts that are used in allocating resources. These financial measures should not be considered in isolation from, or as a replacement for, U.S. GAAP financial measures.

We believe that presenting non-GAAP financial measures in addition to U.S. GAAP financial measures provides investors greater transparency to the information used by our management for its financial and operational decision-making. We further believe that providing this information better enables our investors to understand our operating performance and to evaluate the methodology used by management to evaluate and measure such performance.

Investor Relations Contacts

The Eastern Company

August Vlak or Peter O’Hara

203-729-2255

3

THE EASTERN COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net sales	$71,636,746	$63,876,906	$210,191,448	$186,897,930
Cost of products sold	(55,056,160)	(48,661,374)	(163,047,360)	(142,196,527)
Gross margin	16,580,586	15,215,532	47,144,088	44,701,403

Product development expense	(1,011,961)	(962,924)	(3,168,333)	(3,068,866)
Selling general and administrative expenses	(10,121,683)	(9,440,583)	(30,129,112)	(27,760,514)
Operating profit	5,446,942	4,812,025	13,846,643	13,872,023

Interest expense	(645,773)	(427,222)	(1,583,894)	(1,388,512)
Other income	1,118,453	407,192	2,118,783	3,359,065
Income from continuing operations before income taxes	5,919,622	4,791,995	14,381,532	15,842,576

Income tax expense	(1,423,363)	(971,884)	(3,498,365)	(3,573,308)
Net income from continuing operations	4,496,259	3,820,111	10,883,167	12,269,268

Discontinued Operations (see Note B)
Gain from operations of discontinued operations	495,820	1,492,063	1,426,569	2,831,530
Gain (loss) on classification of assets as held for sale	—	1,308,639	—	(9,274,439)
Income tax (expense) benefit	(133,500)	(659,285)	(384,104)	1,516,661
Gain (loss) from discontinued operations	362,320	2,141,417	1,042,465	(4,926,248)

Net income	$4,858,579	$5,961,528	$11,925,632	$7,343,020

Earnings per share from continuing operations:
Basic	$0.72	$0.61	$1.75	$1.96

Diluted	$0.72	$0.61	$1.74	$1.96

Earnings (loss) per share from discontinued operations:
Basic	$0.06	$0.34	$0.17	$(0.79)

Diluted	$0.06	$0.34	$0.17	$(0.79)

Total earnings per share:
Basic	$0.78	$0.95	$1.92	$1.17

Diluted	$0.78	$0.95	$1.91	$1.17

Cash dividends per share:	$0.11	$0.11	$0.33	$0.33

4

THE EASTERN COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	October 1, 2022	January 1, 2022
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$5,275,472	$6,168,304
Accounts receivable, less allowances: 2022 - $577,820; 2021 - $515,000	50,854,523	43,151,500
Inventories	67,502,778	62,862,342
Current portion of notes receivable	1,006,421	1,027,125
Prepaid expenses and other assets	8,110,917	6,943,691
Current assets held for sale	5,071,203	3,521,899
Total Current Assets	137,821,314	123,674,861

Property, Plant and Equipment	55,079,978	56,935,080
Accumulated depreciation	(29,512,038)	(28,631,329)
Property, Plant and Equipment, Net	25,567,940	28,303,751

Goodwill	71,938,360	72,211,873
Trademarks	5,489,068	5,409,720
Patents and other intangibles net of accumulated amortization	19,748,225	22,863,497
Long term notes receivable, less current portion	2,499,254	2,726,698
Right of Use Assets	12,882,053	11,138,535
Total Other Assets	112,556,960	114,350,323

TOTAL ASSETS	$275,946,214	$266,328,935

5

THE EASTERN COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	October 1, 2022	January 1, 2022
	(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$29,035,147	$29,633,974
Accrued compensation	3,397,417	4,375,867
Other accrued expenses	3,126,494	4,808,000
Current portion of lease liability	2,993,652	2,664,895
Current portion of long-term debt	8,125,000	7,500,000
Current liabilities held for sale	577,118	580,990
Total Current Liabilities	47,254,828	49,563,726

Deferred income taxes	1,151,759	1,151,759
Other long-term liabilities	668,355	668,354
Lease liability	9,919,112	8,639,339
Long-term debt, less current portion	66,619,231	63,813,522
Accrued postretirement benefits	1,342,537	1,284,589
Accrued pension cost	25,001,982	26,605,382
Total Liabilities	151,957,804	151,726,671

Shareholders’ Equity
Voting Preferred Stock, no par value:
Authorized and unissued: 1,000,000 shares
Nonvoting Preferred Stock, no par value:
Authorized and unissued: 1,000,000 shares
Common Stock, no par value, Authorized: 50,000,000 shares	33,319,461	32,620,008
Issued: 9,049,568 shares in 2022 and 9,029,852 shares in 2021
Outstanding: 6,215,123 shares in 2022 and 6,265,527 shares in 2021
Treasury Stock: 2,834,445 shares in 2022 and 2,764,325 shares in 2021	(22,544,685)	(20,907,613)
Retained earnings	139,293,381	129,422,625
Accumulated other comprehensive (loss):
Foreign currency translation	(1,539,724)	818,446
Unrealized gain (loss) on interest rate swap, net of tax	1,514,966	(355,988)
Unrecognized net pension and postretirement benefit costs, net of tax	(26,054,989)	(26,995,214)
Accumulated other comprehensive loss	(26,079,747)	(26,532,756)
Total Shareholders’ Equity	123,988,410	114,602,264
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$275,946,214	$266,328,935

6

THE EASTERN COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Nine Months Ended
	October 1, 2022	October 2, 2021
Operating Activities
Net income	$11,925,632	$7,343,020
Less: gain (loss) from discontinued operations	1,042,465	(4,926,248)
Income from continuing operations	10,883,167	12,269,268
Adjustments to reconcile net income to net cash used in
operating activities:
Depreciation and amortization	5,389,394	5,188,863
Unrecognized pension and postretirement benefits	(477,560)	(3,056,642)
Gain on sale of equipment and other assets	(345,718)	(1,469,218)
Provision for doubtful accounts	35,000	73,097
Stock compensation expense	699,454	1,090,946
Changes in operating assets and liabilities:
Accounts receivable	(8,008,687)	(9,553,337)
Inventories	(5,217,395)	(13,686,268)
Prepaid expenses and other	(1,082,483)	(3,903,388)
Other assets	340,925	47,534
Accounts payable	(537,072)	11,156,105
Accrued compensation	(957,022)	697,735
Other accrued expenses	(1,046,094)	(2,173,142)
Net cash used in operating activities	(324,091)	(3,318,448)

Investing Activities
Marketable securities	—	28,951
Issuance of Notes Receivable	(400,000)	—
Payments received from notes receivable	748,148	694,962
Proceeds from sale of equipment	2,171,073	1,980,729
Purchases of property, plant and equipment	(1,734,553)	(2,112,990)
Net cash provided by investing activities	784,668	591,652

Financing Activities
Payments on short term borrowings (revolver)	(1,000,000)	—
Proceeds from short term borrowings (revolver)	10,000,000	—
Principal payments on long-term debt	(5,688,866)	(4,424,757)
Financing leases, net	(161,906)	132,221
Purchase common stock for treasury	(1,637,072)	—
Dividends paid	(2,054,875)	(2,062,492)
Net cash used in financing activities	(542,719)	(6,355,028)

Discontinued Operations
Cash (used in) provided by operating activities	(610,887)	3,546,530
Cash used in investing activities	—	(794,519)
Cash (used in) provided by discontinued operations	(610,887)	2,752,011

Effect of exchange rate changes on cash	(257,093)	239,561
Net change in cash and cash equivalents	(950,122)	(6,090,252)

Cash and cash equivalents at beginning of period	6,602,429	16,101,635
Cash and cash equivalents at end of period ¹	$5,652,307	$10,011,384

Supplemental disclosure of cash flow information:
Interest	$1,753,699	$1,839,729
Income taxes	3,197,375	866,850

Non-cash investing and financing activities
Right of use asset	$1,743,518	$(820,561)
Lease liability	(1,608,530)	688,341

¹ includes cash from assets held for sale of $0.4 million as of October 1, 2022 and $1.3 million as of October 2, 2021

7

Reconciliation of Non-GAAP Measures
Adjusted Net Income and EPS from Continuing Operations Calculation
For the Three and Nine Months ended October 1, 2022 and October 2, 2021
($000's)

	Three Months Ended				Nine Months Ended
	October 1, 2022		October 2, 2021		October 1, 2022		October 2, 2021
Net income from continuing operations as reported per generally accepted accounting principles (GAAP)	$4,496		$3,820		$10,883		$12,269

Earnings per share from continuing operations as reported under generally accepted accounting principles (GAAP):

Basic	$0.72		$0.61		$1.75		$1.96
Diluted	$0.72		$0.61		$1.74		$1.96

Adjustments:
Gain on sale of Eberhard Hardware Ltd building, net of tax	—		—		—		(1,353	)A
Factory relocation, net of tax	—		45	B	—		105	B
Factory start-up costs, net of tax	—		155	C	—		187	C
Loss on sale of Wheeling, IL building, net of tax	—		—		202	D	—
Gain on sale of Eastern corporate office building, net of tax	(474	)E	—		(474	)E	—
Total adjustments (Non-GAAP)	$(474)		$200		$(272)		$(1,061)

Adjusted net income from continuing operations	$4,022		$4,020		$10,611		$11,208

Adjusted earnings per share from continuing operations (Non-GAAP):

Basic	$0.65		$0.64		$1.70		$1.79
Diluted	$0.65		$0.64		$1.70		$1.79

A) Gain on sale of Eberhard Hardware Ltd building
B) Costs incurred on relocation of ILC facility in Wheeling, IL
C) Costs incurred on start-up of Eberhard factory in Reynosa, MX
D) Loss on sale of ILC building in Wheeling, IL
E) Gain on sale of Eastern corporate office building

8

Reconciliation of Non-GAAP Measures
Adjusted EBITDA from Continuing Operations Calculation
For the Three and Nine Months ended October 1, 2022 and October 2, 2021
($000's)

	Three Months Ended				Nine Months Ended
	October 1, 2022		October 2, 2021		October 1, 2022		October 2, 2021

Net income from continuing operations as reported per generally accepted accounting principles (GAAP)	$4,496		$3,820		$10,883		$12,269

Interest expense	646		427		1,584		1,389
Provision for income taxes	1,423		972		3,498		3,573
Depreciation and amortization	1,756		1,658		5,389		5,189
Gain on sale of Eberhard Hardware Ltd Building	—		—		—		(1,841	)A
Factory relocation	—		59	B	—		139	B
Factory start-up costs	—		207	C	—		250	C
Loss on sale of Wheeling, IL building	—		—		269	D	—
Gain on sale of Eastern corporate office building	(624	)E	—		(624	)E	—
Adjusted EBITDA from continuing operations	$7,697		$7,143		$20,999		$20,968

A) Gain on sale of Eberhard Hardware Ltd building
B) Costs incurred on relocation of ILC facility in Wheeling, IL
C) Costs incurred on start-up of Eberhard factory in Reynosa, MX
D) Loss on sale of ILC building in Wheeling, IL
E) Gain on sale of Eastern corporate office building

9